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                                                                    Amendment #1


                             SEI INTERNATIONAL TRUST
                        CERTIFICATE OF CLASS DESIGNATION

                                 Class A Shares

1.   CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES

     Class A shares are sold without a sales charge, but are subject to a shareholder servicing fee of up to .25% payable to the Distributor. The Distributor will provide or will enter into written agreements with service providers who will provide one or more of the following shareholder services to clients who may from time to time beneficially own shares: (i) maintaining accounts relating to clients that invest in shares; (ii) providing information periodically to clients showing their position in shares; (iii) arranging for bank wires; (iv) responding to client inquiries relating to the services performed by the Distributor or any service provider; (v) responding to inquiries from clients concerning their investments in shares; (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients; (vii) processing purchase, exchange and redemption requests from clients and placing such orders with the Fund or its service providers; (viii) assisting clients in changing dividend options, account designations, and addresses; (ix) providing subaccounting with respect to shares beneficially owned by clients;
(x) processing dividends payments from the Fund on behalf of clients; and
(xi) providing such other similar services as the Fund may reasonably request to the extent that the Distributor and/or the service provider is permitted to do so under applicable laws or regulations.

2.   ELIGIBILITY OF PURCHASERS

     Class A shares do not require a minimum initial investment and are available only to financial institutions and intermediaries.

3.   EXCHANGE PRIVILEGES

     Class A shares of each Fund may be exchanged for Class A shares of each other Fund of the Trust in accordance with the procedures disclosed in the Fund's Prospectus and subject to and applicable limitations resulting from the closing of Funds to new investors.

4.   VOTING RIGHTS

     Each Class A shareholder will have one vote for each full Class A share held and a fractional vote for each fractional Class A share held. Class A shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class A (such as a distribution plan or service agreement relating to Class A), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class A shareholders differ from the interests of holders of any other class.

5.   CONVERSION RIGHTS

     Class A shares do not have a conversion feature.

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                                                                    Amendment #1


                             SEI INTERNATIONAL TRUST
                        CERTIFICATE OF CLASS DESIGNATION


                                 Class D Shares


1.        CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES

          Class D shares are subject to Rule 12b-1 distribution plan payments of up to .30% for the International Equity Portfolio payable to the Distributor. The Distributor may use this fee for (i) compensation for its services in connection with distribution assistance or provision of shareholder services; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services.

2.        ELIGIBILITY OF PURCHASERS

          Class D shares require a minimum initial investment of $1,000 and may be purchased through intermediaries which provide various levels of shareholder services to their customers.

3.        EXCHANGE PRIVILEGES

          Class D shares of each Fund may be exchanged for Class D shares of each other Fund of the Trust in accordance with the procedures disclosed in the Fund's Prospectus and subject to and applicable limitations resulting from the closing of Funds to new investors.

4.        VOTING RIGHTS

          Each Class D shareholder will have one vote for each full Class D share held and a fractional vote for each fractional Class D share held. Class D shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class D (such as a distribution plan or service agreement relating to Class D), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class D shareholders differ from the interests of holders of any other class.

5.        CONVERSION RIGHTS

          Class D shares do not have a conversion feature.